Exhibit 99.1

AMAZON.COM ANNOUNCES FIRST QUARTER SALES UP 37% TO $4.1 BILLION; ELECTRONICS AND OTHER GENERAL MERCHANDISE GROWS 56%; MEDIA GROWS 28%

SEATTLE—(BUSINESS WIRE)—April 23, 2008—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its first quarter ended March 31, 2008.

Operating cash flow was $1.04 billion for the trailing twelve months, compared with $0.73 billion for the trailing twelve months ended March 31, 2007. Free cash flow increased 51% to $0.79 billion for the trailing twelve months, compared with $0.52 billion for the trailing twelve months ended March 31, 2007.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 435 million on March 31, 2008, compared with 430 million a year ago.

Net sales increased 37% to $4.13 billion in the first quarter, compared with $3.02 billion in first quarter 2007. Excluding the $0.18 billion favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 31% compared with first quarter 2007.

Operating income increased 36% to $198 million in the first quarter, compared with $145 million in first quarter 2007. Excluding the $14 million favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, operating income grew 27% compared with first quarter 2007.

Net income increased 30% to $143 million in the first quarter, or $0.34 per diluted share, compared with net income of $111 million, or $0.26 per diluted share, in first quarter 2007.

“Our sales growth this quarter was driven by low prices and millions of in-stock items available for immediate shipment,” said Jeff Bezos, founder and CEO of Amazon.com. “We’re grateful to our customers.”

Highlights

•	Kindle selection continues to grow—with more than 115,000 titles now available, up from 90,000 at launch.

•

Amazon Web Services (AWS) launched Elastic IP addresses and the ability to provide compute instances in multiple Availability Zones, two new features that enable Amazon Elastic Compute Cloud (EC2) developers to build even more powerful and fault-resilient applications in the cloud.

•	Over 370,000 developers have registered to use AWS, up more than 35,000 from last quarter.

•

The Company launched Amazon TextBuyIt (www.textbuyit.com), a service that lets customers use text messages to find and buy products sold on Amazon.com. With the addition of TextBuyIt to the existing mobile offering, customers can now shop, compare prices and buy from virtually anywhere they are with any mobile device.

•	The number of sellers using Fulfillment by Amazon increased by more than 50% compared with fourth quarter 2007.

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $2.13 billion, up 31% from first quarter 2007.

•

International segment sales, representing the Company’s U.K., German, Japanese, French and Chinese sites, were $2.01 billion, up 44% from first quarter 2007, and increased to 49% of worldwide net sales compared with 46%. Excluding the favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, International sales grew 31%.

•	Worldwide Media sales grew 28% to $2.54 billion in first quarter 2008, compared with $1.99 billion in first quarter 2007.

•

Worldwide Electronics & Other General Merchandise sales grew 56% to $1.48 billion in first quarter 2008, compared with $0.95 billion in first quarter 2007, and increased to 36% of worldwide net sales compared with 31%.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of April 23, 2008. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

Second Quarter 2008 Guidance

•	Net sales are expected to be between $3.875 billion and $4.075 billion, or to grow between 34% and 41% compared with second quarter 2007.

•

Operating income is expected to be between $120 million and $160 million, or to grow between 3% and 38% compared with second quarter 2007. This guidance includes approximately $80 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional business acquisitions or investments are concluded and that there are no further revisions to stock-based compensation estimates.

Full Year 2008 Expectations

•	Net sales are expected to be between $19.1 billion and $20.0 billion, or to grow between 29% and 35% compared with 2007.

•

Operating income is expected to be between $740 million and $940 million, or to grow between 13% and 43% compared with 2007. This guidance includes approximately $285 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional business acquisitions or investments are concluded and that there are no further revisions to stock-based compensation estimates.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the

Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services and technologies, system interruptions, significant indebtedness, government regulation and taxation, payments and fraud. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings.

About Amazon.com

Amazon.com, Inc., (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth's Biggest Selection. Amazon.com, Inc. seeks to be Earth's most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as books, movies, music & games, digital downloads, electronics & computers, home & garden, toys, kids & baby, grocery, apparel, shoes & jewelry, health & beauty, sports & outdoors, tools, and auto & industrial.

Amazon Web Services provides Amazon’s developer customers with access to in-the-cloud infrastructure services based on Amazon's own back-end technology platform, which developers can use to enable virtually any type of business. Examples of the services offered by Amazon Web Services are Amazon Elastic Compute Cloud (Amazon EC2), Amazon Simple Storage Service (Amazon S3), Amazon SimpleDB, Amazon Simple Queue Service (Amazon SQS), Amazon Flexible Payments Service (Amazon FPS) and Amazon Mechanical Turk.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$2,539	$1,022	$748	$507

OPERATING ACTIVITIES:
Net income	143	111	508	249
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	65	62	249	227
Stock-based compensation	54	34	205	124
Other operating expense, net	6	—	15	7
Losses (gains) on sales of marketable securities, net	(3)	—	(3)	(3)
Remeasurements and other	(1)	3	7	(8)
Deferred income taxes	(19)	2	(119)	14
Excess tax benefits from stock-based compensation	(64)	(24)	(297)	(119)
Changes in operating assets and liabilities:
Inventories	148	126	(281)	(189)
Accounts receivable, net and other	139	66	(182)	(87)
Accounts payable	(1,003)	(602)	528	241
Accrued expenses and other	(125)	(58)	362	248
Additions to unearned revenue	79	45	277	198
Amortization of previously unearned revenue	(64)	(44)	(230)	(176)

Net cash provided by (used in) operating activities	(645)	(279)	1,039	726

INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(61)	(34)	(251)	(205)
Acquisitions, net of cash acquired, and other	(355)	(1)	(430)	(4)
Sales and maturities of marketable securities and other investments	271	784	758	2,340
Purchases of marketable securities and other investments	(382)	(514)	(798)	(2,314)

Net cash provided by (used in) investing activities	(527)	235	(721)	(183)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options	2	9	85	37
Excess tax benefits from stock-based compensation	64	24	297	119
Common stock repurchased	—	(248)	—	(500)
Proceeds from long-term debt and other	52	—	76	54
Repayments of long-term debt and capital lease obligations	(26)	(17)	(83)	(44)

Net cash provided by (used in) financing activities	92	(232)	375	(334)

Foreign-currency effect on cash and cash equivalents	37	2	55	32

Net increase (decrease) in cash and cash equivalents	(1,043)	(274)	748	241

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,496	$748	$1,496	$748

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$46	$43	$70	$66
Cash paid for income taxes	8	3	28	13
Fixed assets acquired under capital leases and other financing arrangements	15	11	78	76
Fixed assets acquired under build-to-suit leases	4	—	19	—

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Net sales	$4,135	$3,015
Cost of sales	3,179	2,296

Gross profit	956	719

Operating expenses (1):
Fulfillment	354	260
Marketing	103	72
Technology and content	234	186
General and administrative	61	56
Other operating expense, net	6	—

Total operating expenses	758	574

Income from operations	198	145

Interest income	26	20
Interest expense	(22)	(19)
Other income, net	3	—
Remeasurements and other	2	(2)

Total non-operating income (expense)	9	(1)

Income before income taxes	207	144

Provision for income taxes	62	33

Equity-method investment activity, net of tax	2	—

Net income	$143	$111

Basic earnings per share	$0.34	$0.27

Diluted earnings per share	$0.34	$0.26

Weighted average shares used in computation of earnings per share:
Basic	417	412

Diluted	426	420

(1) Includes stock-based compensation as follows:
Fulfillment	$11	$7
Marketing	2	1
Technology and content	31	19
General and administrative	10	7

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended March 31,
	2008	2007
North America
Net sales	$2,126	$1,622
Cost of sales	1,557	1,183

Gross profit	569	439
Direct segment operating expenses (1)	439	353

Segment operating income	$130	$86

International
Net sales	$2,009	$1,393
Cost of sales	1,622	1,113

Gross profit	387	280
Direct segment operating expenses (1)	259	187

Segment operating income	$128	$93

Consolidated
Net sales	$4,135	$3,015
Cost of sales	3,179	2,296

Gross profit	956	719
Direct segment operating expenses	698	540

Segment operating income	258	179
Stock-based compensation	(54)	(34)
Other operating expense, net	(6)	—

Income from operations	198	145
Total non-operating income (expense), net	9	(1)
Provision for income taxes	(62)	(33)
Equity-method investment activity, net of tax	(2)	—

Net income	$143	$111

Segment Highlights:
Y/Y net sales growth:
North America	31%	30%
International	44	35
Consolidated	37	32
Y/Y gross profit growth:
North America	29%	29%
International	38	36
Consolidated	33	31
Y/Y segment operating income growth:
North America	52%	39%
International	36	61
Consolidated	44	50
Net sales mix:
North America	51%	54%
International	49	46

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended March 31,
	2008	2007
North America
Media	$1,205	$990
Electronics and other general merchandise	826	564
Other	95	68

Total North America	2,126	1,622

International
Media	1,338	1,000
Electronics and other general merchandise	655	383
Other	16	10

Total International	2,009	1,393

Consolidated
Media	2,543	1,990
Electronics and other general merchandise	1,481	947
Other	111	78

Total Consolidated	$4,135	$3,015

Y/Y Net Sales Growth:
North America:
Media	22%	21%
Electronics and other general merchandise	46	51
Other	40	17
Total North America	31	30

International:
Media	34%	31%
Electronics and other general merchandise	71	44
Other	58	150
Total International	44	35

Consolidated:
Media	28%	26%
Electronics and other general merchandise	56	48
Other	43	26
Total Consolidated	37	32

Y/Y Net Sales Growth Excluding Effect of Exchange Rates:
International:
Media	22%	24%
Electronics and other general merchandise	56	34
Other	47	128
Total International	31	27

Consolidated:
Media	21%	23%
Electronics and other general merchandise	50	44
Other	41	25
Total Consolidated	31	29

Consolidated Net Sales Mix:
Media	61%	66%
Electronics and other general merchandise	36	31
Other	3	3

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	March 31, 2008	December 31, 2007	March 31, 2007
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,496	$2,539	$748
Marketable securities	655	573	672
Inventories	1,077	1,200	754
Accounts receivable, net and other	581	705	358
Deferred tax assets	156	147	68

Total current assets	3,965	5,164	2,600
Fixed assets, net	594	543	442
Deferred tax assets	280	260	225
Goodwill	392	222	196
Other assets	652	296	198

Total assets	$5,883	$6,485	$3,661

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,864	$2,795	$1,211
Accrued expenses and other	781	902	620
Current portion of long-term debt	906	17	16

Total current liabilities	3,551	3,714	1,847
Long-term debt	467	1,282	1,251
Other long-term liabilities	395	292	210

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 432, 431, and 424
Outstanding shares — 417, 416, and 409	4	4	4
Treasury stock, at cost	(500)	(500)	(500)
Additional paid-in capital	3,191	3,063	2,586
Accumulated other comprehensive income	7	5	3
Accumulated deficit	(1,232)	(1,375)	(1,740)

Total stockholders’ equity	1,470	1,197	353

Total liabilities and stockholders’ equity	$5,883	$6,485	$3,661

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

						Y/Y % Change
	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008
Cash Flows and Shares

Operating cash flow — trailing twelve months (TTM)	$726	$895	$1,001	$1,405	$1,039	43%

Purchases of fixed assets (incl. internal-use software & website development) — TTM	$205	$195	$201	$224	$251	22%
Free cash flow (operating cash flow less purchases of fixed assets) — TTM	$521	$700	$800	$1,181	$788	51%

Free cash flow — TTM Y/Y growth	4%	87%	118%	143%	51%	N/A

Common shares and stock-based awards outstanding	430	435	435	435	435	1%
Common shares outstanding	409	413	415	416	417	2%
Stock-based awards outstanding	21	22	20	18	18	(14)%
Stock-based awards outstanding — % of common shares outstanding	5.1%	5.3%	4.9%	4.4%	4.3%	N/A

Results of Operations

Worldwide (WW) net sales	$3,015	$2,886	$3,262	$5,673	$4,135	37%
WW net sales — Y/Y growth, excluding F/X	29%	33%	38%	37%	31%	NA
WW net sales — TTM	$11,447	$12,193	$13,149	$14,835	$15,955	39%
WW net sales — TTM Y/Y growth, excluding F/X	27%	29%	32%	35%	35%	N/A

Gross profit	$719	$701	$762	$1,170	$956	33%
Gross profit — Y/Y growth, excluding F/X	28%	36%	36%	33%	28%	N/A
Gross margin — % of WW net sales	23.8%	24.3%	23.4%	20.6%	23.1%	N/A
Gross profit — TTM	$2,628	$2,820	$3,032	$3,353	$3,589	37%
Gross profit — TTM Y/Y growth, excluding F/X	22%	27%	31%	33%	33%	N/A
Gross margin — TTM % of WW net sales	23.0%	23.1%	23.1%	22.6%	22.5%	N/A

Operating income	$145	$116	$123	$271	$198	36%
Operating margin — % of WW net sales	4.8%	4.0%	3.8%	4.8%	4.8%	N/A
Operating income — TTM (1)	$429	$498	$581	$655	$708	65%
Operating income — TTM Y/Y growth, excluding F/X	(4)%	29%	56%	61%	57%	N/A
Operating margin — TTM % of WW net sales	3.7%	4.1%	4.4%	4.4%	4.4%	N/A

Net income	$111	$78	$80	$207	$143	30%
Net income per diluted share	$0.26	$0.19	$0.19	$0.48	$0.34	28%
Net income — TTM	$249	$306	$367	$476	$508	104%
Net income per diluted share — TTM	$0.59	$0.72	$0.87	$1.12	$1.20	103%

Segments

North America Segment:
Net sales	$1,622	$1,601	$1,788	$3,084	$2,126	31%
Net sales — Y/Y growth, excluding F/X	30%	38%	42%	39%	31%	N/A
Net sales — TTM	$6,244	$6,687	$7,219	$8,095	$8,598	38%
Gross profit	$439	$434	$460	$698	$569	29%
Gross margin — % of North America net sales	27.1%	27.1%	25.7%	22.6%	26.7%	N/A
Gross profit — TTM	$1,623	$1,747	$1,864	$2,031	$2,160	33%
Gross margin — TTM % of North America net sales	26.0%	26.1%	25.8%	25.1%	25.1%	N/A
Operating income	$86	$82	$79	$153	$130	52%
Operating margin — % of North America net sales	5.3%	5.1%	4.4%	5.0%	6.1%	N/A
Operating income — TTM	$254	$312	$369	$400	$445	75%
Operating income — TTM Y/Y growth, excluding F/X	(13)%	27%	84%	73%	74%	N/A
Operating margin — TTM % of North America net sales	4.1%	4.7%	5.1%	4.9%	5.2%	N/A

International Segment:
Net sales	$1,393	$1,285	$1,474	$2,589	$2,009	44%
Net sales — Y/Y growth, excluding F/X	27%	26%	33%	35%	31%	N/A
Net sales — TTM	$5,203	$5,506	$5,930	$6,740	$7,357	41%
Net sales — TTM % of WW net sales	45%	45%	45%	45%	46%	N/A
Gross profit	$280	$267	$302	$472	$387	38%
Gross margin — % of International net sales	20.1%	20.8%	20.5%	18.2%	19.3%	N/A
Gross profit — TTM	$1,005	$1,072	$1,168	$1,322	$1,430	42%
Gross margin — TTM % of International net sales	19.3%	19.5%	19.7%	19.6%	19.4%	N/A
Operating income	$93	$83	$98	$175	$128	36%
Operating margin — % of International net sales	6.7%	6.4%	6.6%	6.8%	6.4%	N/A
Operating income — TTM	$306	$333	$380	$449	$483	58%
Operating income — TTM Y/Y growth, excluding F/X	9%	19%	37%	53%	44%	N/A
Operating margin — TTM % of International net sales	5.9%	6.0%	6.4%	6.7%	6.6%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days and employee data)

(unaudited)

	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Y/Y % Change
Segments (continued)

Consolidated Segments:
Operating expenses	$540	$536	$585	$842	$698	29%
Operating expenses — TTM	$2,068	$2,175	$2,283	$2,504	$2,661	29%
Operating income	$179	$165	$177	$328	$258	44%
Operating margin — % of consolidated sales	6.0%	5.7%	5.4%	5.8%	6.2%	N/A
Operating income — TTM (1)	$560	$645	$749	$849	$928	66%
Operating income — TTM Y/Y growth, excluding F/X	(2)%	24%	59%	64%	59%	N/A
Operating margin — TTM % of consolidated net sales	4.9%	5.3%	5.7%	5.7%	5.8%	N/A

Supplemental North America Segment Net Sales:
Media	$990	$923	$1,081	$1,637	$1,205	22%
Media — Y/Y growth, excluding F/X	21%	26%	37%	30%	21%	N/A
Media — TTM	$3,757	$3,949	$4,245	$4,630	$4,845	29%
Electronics and other general merchandise	$564	$606	$631	$1,336	$826	46%
Electronics and other general merchandise — Y/Y growth, excluding F/X	51%	66%	54%	53%	46%	N/A
Electronics and other general merchandise — TTM	$2,214	$2,456	$2,678	$3,139	$3,400	54%
Electronics and other general merchandise — TTM % of North America net sales	35%	37%	37%	39%	40%	N/A
Other	$68	$72	$76	$111	$95	40%
Other — TTM	$273	$282	$296	$326	$353	29%

Supplemental International Segment Net Sales:
Media	$1,000	$910	$1,010	$1,692	$1,338	34%
Media — Y/Y growth, excluding F/X	24%	23%	27%	26%	22%	N/A
Media — TTM	$3,722	$3,914	$4,167	$4,612	$4,950	33%
Electronics and other general merchandise	$383	$364	$448	$877	$655	71%
Electronics and other general merchandise — Y/Y growth, excluding F/X	34%	34%	45%	55%	56%	N/A
Electronics and other general merchandise — TTM	$1,455	$1,560	$1,717	$2,071	$2,344	61%
Electronics and other general merchandise — TTM % of International net sales	28%	28%	29%	31%	32%	N/A
Other	$10	$11	$16	$20	$16	58%
Other — TTM	$26	$33	$46	$57	$63	141%

Supplemental Worldwide Net Sales:
Media	$1,990	$1,833	$2,091	$3,329	$2,543	28%
Media — Y/Y growth, excluding F/X	23%	25%	32%	28%	21%	N/A
Media — TTM	$7,479	$7,863	$8,412	$9,242	$9,795	31%
Electronics and other general merchandise	$947	$970	$1,079	$2,213	$1,481	56%
Electronics and other general merchandise — Y/Y growth, excluding F/X	44%	53%	51%	54%	50%	N/A
Electronics and other general merchandise — TTM	$3,669	$4,015	$4,395	$5,210	$5,744	57%
Electronics and other general merchandise — TTM % of WW net sales	32%	33%	33%	35%	36%	N/A
Other	$78	$83	$92	$131	$111	43%
Other — TTM	$299	$315	$342	$383	$416	39%

Balance Sheet

Cash and marketable securities (2)	$1,565	$1,836	$2,087	$3,309	$2,395	53%

Inventory, net — ending	$754	$735	$970	$1,200	$1,077	43%
Inventory — average inventory % of TTM net sales	6.0%	5.9%	6.2%	6.1%	5.9%	N/A
Inventory turnover, average — TTM	12.9	12.9	12.4	12.7	13.1	1%

Fixed assets, net	$442	$443	$491	$543	$594	34%

Accounts payable days — ending	47	54	62	57	53	12%

Other

Employees (full-time and part-time; excludes contractors & temporary personnel)	14,000	14,400	15,800	17,000	17,800	27%

Note:	The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

(1)	In Q2 2006, a fee dispute with Toysrus.com reduced our operating income by $20 million.
(2)	Includes restricted cash, classified within “Other Assets” on our consolidated balance sheet, of: $145 million Q1 2007, $171 million Q2 2007, $179 million Q3 2007, $197 million Q4 2007 and $245 million Q1 2008.

Amazon.com, Inc.

Financial and Operational Summary

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•

Revenue is generally recorded gross for sales of our own inventory and net for sales by other sellers. Amounts paid in advance for subscription services, including amounts received for Amazon Prime and other membership programs, are deferred and recognized as revenue over the subscription term. For our products with multiple elements, where a standalone value for each element cannot be established, we recognize the revenue and related cost over the estimated economic life of the product.

•	Shipping revenue, which includes amounts earned from our Amazon Prime membership and Fulfillment by Amazon programs, was $192 million, up 27% from $151 million.

Cost of Sales

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Cost of sales consists of the purchase price of products sold by us, inbound and outbound shipping charges, packaging supplies, and costs incurred in operating and staffing our fulfillment and customer service centers on behalf of other businesses.

•	Payment processing and related transaction costs, including those associated with seller transactions, are classified in “Fulfillment” on our consolidated statements of operations.

•	Shipping charges to receive products from our suppliers are included in our inventory and recognized as “Cost of sales” upon sale of products to our customers.

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Outbound shipping costs totaled $320 million, up 35% from $238 million. Net shipping cost was $128 million, or 3.1% of net sales, up 48% from $87 million, or 2.9% of net sales. One way we offer lower prices is through free-shipping offers that result in a net cost to us in delivery of products.

Operating Expenses

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Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $71 million, up from $60 million. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets (generally two years or less for assets such as internal-use software, two or three years for our technology infrastructure, five years for furniture and fixtures, and ten years for heavy equipment).

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Stock-based compensation was $54 million, compared with $34 million. We utilize the accelerated, rather than a straight-line, method for recognizing stock-based compensation. Under this method, over 50% of the compensation cost would be expensed in the first year of a typical four-year vesting term. The increase in stock-based compensation is primarily attributable to an increase in total stock compensation value granted to our employees.

•	Operating expenses with and without stock-based compensation are as follows:

	Three Months Ended March 31, 2008			Three Months Ended March 31, 2007
	As Reported	Stock-Based Compensation	Net	As Reported	Stock-Based Compensation	Net
			(in millions)
Operating Expenses:
Fulfillment	$354	$(11)	$343	$260	$(7)	$253
Marketing	103	(2)	101	72	(1)	71
Technology and content	234	(31)	203	186	(19)	167
General and administrative	61	(10)	51	56	(7)	49
Other operating expenses	6	—	6	—	—	—

Total operating expenses	$758	$(54)	$704	$574	$(34)	$540

Year-over-year Percentage Growth:
Fulfillment	36%		36%	35%		33%
Marketing	43		42	34		31
Technology and content	26		21	27		20
General and administrative	10		5	24		10

Percent of Net Sales:
Fulfillment	8.6%		8.3%	8.6%		8.4%
Marketing	2.5		2.4	2.4		2.3
Technology and content	5.6		4.9	6.2		5.5
General and administrative	1.5		1.2	1.9		1.6

Fulfillment

•	Certain of our fulfillment-related costs that are incurred on behalf of other businesses are classified as cost of sales rather than fulfillment.

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The increase in fulfillment costs in absolute dollars relates to variable costs corresponding with sales volume and inventory levels; our mix of product sales; payment processing and related transaction costs, including mix of payment methods and costs from our guarantee for certain seller transactions; and costs from expanding fulfillment capacity.

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Additionally, because payment processing costs associated with seller transactions are based on the gross purchase price of underlying transactions, and payment processing and related transaction costs are higher as a percentage of revenue versus our retail sales, sales by sellers have higher fulfillment costs as a percent of net sales.

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We expanded our fulfillment capacity in Q1 2008 and throughout 2007 through gains in efficiencies and increases in leased warehouse space. This expansion is designed to accommodate greater selection and in-stock inventory levels and meet anticipated shipment volumes from sales of our own products as well as sales by sellers for whom we provide fulfillment services.

Technology and Content

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Technology and content expenses consist principally of payroll and related expenses for employees involved in application development, category expansion, editorial content, buying, merchandising selection, and systems support, as well as costs associated with the compute, storage and telecommunications infrastructure.

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We continue to invest in several areas of technology and content including seller platforms, web services, and digital initiatives, as well as expansion of new and existing product categories. We are also investing in technology infrastructure so that we can continue to enhance the customer experience and improve our process efficiency and support our infrastructure web services.

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Certain costs relating to development of internal-use software and website development, including development of software to upgrade and enhance our websites and processes supporting our business, are capitalized and amortized over two years.

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During Q1 2008 and Q1 2007, we capitalized $57 million (including $22 million acquired under business combinations and $6 million of stock-based compensation) and $29 million (including $4 million of stock-based compensation) of costs associated with internal-use software and website development. Amortization of previously capitalized amounts was $33 million and $27 million for Q1 2008 and Q1 2007.

Stockholders’ Equity and Stock-Based Awards

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As of March 31, 2008, outstanding common shares plus shares underlying outstanding stock-based awards were 435 million, up from 430 million as of March 31, 2007. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards and in-the-money and out-of-the-money stock options.

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As of March 31, 2008, stock-based awards outstanding were 18 million, or 4.3% of shares outstanding, down from 21 million, or 5.1% of outstanding shares. Outstanding stock awards consist of 16 million shares of restricted stock units and 2 million stock options with a $22.47 weighted-average exercise price.

•	We granted stock awards, which consist primarily of restricted stock units, representing 1.0 million shares of common stock during both Q1 2008 and Q1 2007.

•	We repurchased 6.3 million shares of our common stock for $248 million in Q1 2007.

•	In February 2008, our Board of Directors authorized a 24-month program to repurchase up to an aggregate of $1 billion of our common stock.

Other Operating Expense, Net

•	Other operating expense, net, primarily includes costs related to intangibles amortization.

Other Income (Expense), Net

•	Other income (expense), net, consists primarily of gains or losses on marketable securities, foreign-currency transaction gains and losses, and other miscellaneous gains and losses.

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Foreign-currency transaction gains and losses primarily relate to the interest payable on our 6.875% PEACS, as well as foreign-currency gains and losses on cross-currency investments. Since interest payments on our 6.875% PEACS are settled in Euros, the balance of interest payable is subject to gains or losses resulting from changes in exchange rates between the U.S. Dollar and Euro between reporting dates and payment.

Remeasurements and Other

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and losses associated with the effect of movements in currency exchange rates.

Income Taxes

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Our provision for interim periods is determined using an estimate of our annual effective tax rate. Each quarter we update our estimate of the annual effective tax rate, and if our estimated tax rate changes we make a cumulative adjustment. The 2008 annual effective tax rate is estimated to be lower than the 35% U.S. federal statutory rate primarily due to anticipated earnings of our subsidiaries outside of the U.S. in jurisdictions where our effective tax rate is lower than in the U.S.

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A majority of our tax provision is non-cash. We have current tax benefits and net operating losses relating to excess stock-based compensation that are being utilized to reduce our taxable income. As such, cash paid for income taxes in Q1 2008 was $8 million compared with $3 million in Q1 2007.

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We estimate our 2008 effective tax rate will be approximately 30% and cash taxes paid will be less than $75 million. However, our effective tax rate is subject to significant variation due to several factors, including variability in accurately predicting the amount and mix of taxable income by jurisdiction and business acquisitions or investments. We endeavor to optimize our global taxes on a cash basis, rather than on a financial reporting basis.

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We file U.S. federal income tax returns as well as income tax returns in various states and foreign jurisdictions. We are under examination, or may be subject to examination, by the Internal Revenue Service (“IRS”) for calendar years 2004 through 2007. Additionally, any net operating losses that were generated in prior years and utilized in these years may also be subject to examination by the IRS. We are under examination, or may be subject to examination, in the following major jurisdictions for the years specified: Kentucky for 2003 through 2007, France for 2005 through 2007, Germany for 2003 through 2007, Luxembourg for 2003 through 2007 and the United Kingdom for 1999 through 2007. In addition, in 2007, Japanese tax authorities assessed income tax, including penalties and interest, of approximately $106 million against one of our U.S. subsidiaries for the years 2003 through 2005. We believe that these claims are without merit and are disputing the assessment. Further proceedings on the assessment will be stayed during negotiations between U.S. and Japanese authorities over the double taxation issues the assessment raises, and we have provided bank guarantees to suspend enforcement of the assessment. We also may be subject to income tax examination by Japanese tax authorities for 2006 and 2007.

Foreign Exchange

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Three Months Ended March 31,
	2008			2007
	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported
			(in millions)
Net sales	$3,950	$185	$4,135	$2,931	$84	$3,015
Gross profit	921	35	956	702	17	719
Operating expenses	736	22	758	564	10	574
Income from operations	184	14	198	138	7	145
Net interest income and other (3)	7	—	7	1	—	1
Remeasurements and other income (expense) (4)	(1)	3	2	(1)	(1)	(2)
Net income	132	11	143	106	5	111
Diluted earnings per share	$0.31	$0.03	$0.34	$0.25	$0.01	$0.26

(1)	Represents the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(2)	Represents the increase or decrease in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(3)	Includes foreign-currency gains and losses on cross-currency investments.
(4)	Includes foreign-currency gains and losses on remeasurement of 6.875% PEACS and intercompany balances.

Cash Flows and Balance Sheet

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SFAS 123(R) requires tax benefits relating to excess stock-based compensation to be presented as financing cash flows. Excess tax benefits from stock-based compensation were $64 million in Q1 2008 and $297 million for the trailing twelve months, compared with $24 million in Q1 2007 and $119 million for the trailing twelve months ended March 31, 2007.

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Our cash, cash equivalents and marketable securities of $2.15 billion, at fair value, primarily consist of cash, investment grade securities and AAA-rated money market mutual funds. Included are amounts held in foreign currencies of $1.05 billion, primarily in Euros, British Pounds and Japanese Yen.

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Other assets include, among other things, $245 million of marketable securities restricted for longer than one year, $171 million of certain equity investments, $154 million of other intangibles, net, and $39 million of intellectual property rights. Marketable securities restricted for longer than one year relate primarily to collateralization of bank guarantees and debt for our international operations.

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We acquired certain companies during Q1 2008 for an aggregate purchase price of $319 million. Acquired intangibles totaled $134 million and have estimated useful lives of between two and ten years. The excess of purchase price over the fair value of the net assets acquired was $167 million and is classified as “Goodwill” on our consolidated balance sheets. The purchase price allocation for each acquisition is preliminary and subject to revision, and any change to the fair value of net assets acquired will lead to a corresponding change to the purchase price allocable to goodwill. The results of operations of the acquired companies have been included in our consolidated results from each closing date forward. The effect of these acquisitions on consolidated net sales and operating income for Q1 2008 was not significant.

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Accrued expenses and other current liabilities include, among other things, liabilities for gift certificates of $205 million, professional fees, marketing activities, workforce costs—including accrued payroll, vacation and other benefits—and unearned revenue of $120 million, which is recorded when payments are received in advance of performing our service obligations and is recognized over the service period.

•	Long-term debt primarily includes the following:

	March 31, 2008	December 31, 2007
	(in millions)
4.75% Convertible Subordinated Notes due February 2009 (1)	$899	$899
6.875% PEACS due February 2010 (2)	379	350
Other long-term debt	95	50

	1,373	1,299
Less current portion of long-term debt	(906)	(17)

	$467	$1,282

(1)	The 4.75% Convertible Subordinated Notes are convertible into our common stock at the holders’ option at a conversion price of $78.0275 per share. Total common stock issuable upon conversion of our outstanding 4.75% Convertible Subordinated Notes is 11.5 million shares, which is excluded from our calculation of earnings per share as its effect is currently anti-dilutive. We have the right to redeem the 4.75% Convertible Subordinated Notes, in whole or in part, by paying the principal and a redemption premium, plus any accrued and unpaid interest. At March 31, 2008, the redemption premium was 0.475%.
(2)	The 6.875% Premium Adjustable Convertible Securities (“6.875% PEACS”) are convertible into our common stock at the holders’ option at a conversion price of €84.883 per share ($134.01 per share, based on the exchange rate as of March 31, 2008). Total common stock issuable upon conversion of our outstanding 6.875% PEACS is 2.8 million shares, which is excluded from our calculation of earnings per share as its effect is currently anti-dilutive. The U.S. Dollar equivalent principal, interest and conversion price fluctuate based on the Euro/U.S. Dollar exchange ratio. We have the right to redeem the 6.875% PEACS, in whole or in part, by paying the principal plus any accrued and unpaid interest.

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In February 2008, our Board of Directors authorized a debt repurchase program pursuant to which the Company may from time to time repurchase (through open market repurchases or private transactions), redeem or otherwise retire, up to all of its outstanding 4.75% Convertible Subordinated Notes due 2009 (of which $899 million in principal is outstanding) and 6.875% PEACS due 2010 (of which EUR 240 million in principal is outstanding).

•	Other long-term liabilities include tax contingencies, long-term capital lease obligations, deferred tax liabilities, non-current unearned revenue and other long-term obligations.

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We capitalized construction in progress of $4 million and recorded a corresponding long-term liability related to our Seattle corporate office space subject to leases scheduled to begin in 2010 and 2011. Where we are involved in the construction of structural improvements prior to the commencement of the lease or take some level of construction risk, we are considered the owner of the assets during the construction period under generally accepted accounting principles. Accordingly, as the landlord incurs the construction project costs, the assets and corresponding financial obligation are recorded in “Fixed assets, net” and “Other long-term liabilities” on our consolidated balance sheet. Once the construction is completed, if the lease meets certain “sale-leaseback” criteria, we will remove the asset and related financial obligation from the balance sheet and treat the building lease as an operating lease. If upon completion of construction, the project does not meet the “sale-leaseback” criteria, the leased property will be treated as a capital lease for financial reporting purposes.

Certain Definitions and Other

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We present segment information for North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expense, each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates. A significant majority of our technology costs are incurred in the U.S. and most of them are allocated to our North America segment.

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The North America segment consists of amounts earned from retail sales of products (including from sellers) and subscriptions through North America-focused websites such as www.amazon.com, www.audible.com, www.shopbop.com, www.endless.com and www.amazon.ca; from our Amazon Prime membership program; and from non-retail activities such as our North America-focused Amazon Enterprise Solutions program, Amazon Web Services, and marketing and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

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The International segment consists of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and our Joyo Amazon websites at www.joyo.cn and www.amazon.cn; from our Amazon Prime membership program; and from non-retail activities such as internationally-focused Amazon Enterprise Solutions program, marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada), but excludes export sales from www.amazon.com and www.amazon.ca.

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We provide supplemental sales information within each segment for three categories: Media, Electronics and Other General Merchandise, and Other. Media consists of amounts earned from retail sales from all sellers in categories such as books, movies, music, digital downloads, software and video games (including game consoles). Electronics and Other General Merchandise consists of amounts earned from retail sales from all sellers of items in categories not included in Media, such as electronics and computers, devices, home and garden, toys, kids and baby, grocery, apparel, shoes and jewelry, health and beauty, sports and outdoors, tools, and auto and industrial. The Other category consists of non-retail activities, such as the Amazon Enterprise Solutions program, Amazon Web Services, and miscellaneous marketing and promotional activities, such as our co-branded credit card programs.

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Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding excess tax benefits from stock-based compensation. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

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Operating cycle is number of days of sales in inventory plus number of days of sales in trade accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of ending accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of trailing-twelve-month cost of sales to average inventory over five quarter ends.

•	Return on invested capital is trailing-twelve-month free cash flow divided by average total assets less current liabilities (excluding current portion of our long-term debt) over five quarter ends.

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References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from other sellers on our websites. Customer accounts exclude certain customers, including DVD rental customers, customers associated with certain of our acquisitions (including Joyo.com customers), Amazon Enterprise Solutions program customers, Amazon.com Payments customers, Amazon Web Services customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

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References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Seller accounts exclude Amazon Enterprise Solutions sellers. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.

•	References to registered developers mean cumulative registered developer accounts, which are established when potential developers enroll with Amazon Web Services and receive a developer access key.

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References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers at Amazon.com domains worldwide – such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn, as well as Amazon.com-owned items sold through non-Amazon.com domains, such as books, music and movie items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions, Amazon.com gift certificates or DVD rentals.

Contacts:
Amazon.com Investor Relations	Amazon.com Public Relations
Rob Eldridge, 206/266-2171, ir@amazon.com	Craig Berman, 206/266-7180
www.amazon.com/ir